Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re:	)	Chapter 11
)
GWG Holdings, Inc., et al.,[1]	)	Case No. 22-90032 (MI)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF (I) OCCURRENCE OF THE
EFFECTIVE DATE AND (II) RELATED BAR DATES

On June 20, 2023, the United States Bankruptcy Court for the Southern District of Texas (the “Court”), entered the Order (I) Confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents, and (II) Granting Related Relief [Dkt. No. 1952] (the “Confirmation Order”), confirming the Debtors’ Further Modified Second Amended Joint Chapter 11 Plan, Submitted By the Debtors, the Bondholder Committee, and L Bond Management, LLC as Co-Proponents [Dkt. No. 1678] (the “Plan”) (attached as Exhibit A to the Confirmation Order).2

The Effective Date of the Plan occurred on August 1, 2023. Each of the conditions precedent to consummation of the Plan enumerated in Article IX of the Plan have been satisfied or waived in accordance with the Plan and the Confirmation Order.

Pursuant to the Confirmation Order, the settlement, release, injunction, and exculpation provisions in Article VIII of the Plan are now in full force and effect.

Unless otherwise provided by the Plan, the Confirmation Order, any other applicable order of the Court, or agreed to by the Holder of an Allowed Administrative Claim and the Debtors (prior to the Effective Date) or the Wind Down Trustee (after the Effective Date), all requests for payment of Administrative Claims, other than other than Accrued Professional Compensation Claims, Independent Director Fee Claims, the Indenture Diminution Claims, the Allowed AHC Substantial Contribution Claim, or Claims arising under Section 503(b)(1)(D) of the Bankruptcy Code, or Administrative Claims that have been Allowed on or prior to the Effective Date, must be filed and served on the Debtors or the Wind Down Trustee, as applicable, no later than August 31, 2023, which is thirty (30) days after the Effective Date (the “Administrative Claims Bar Date”). Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims by the Administrative Claims Bar Date that do not file and serve such a request on or before the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Estates, the Wind Down Debtors, the Wind Down Trust, the Litigation Trust, or their respective property, and such Administrative Claims shall be discharged and released as of the Effective Date and all such Claims shall be subject to the permanent injunction set forth in Article VIII. If for any reason any such Administrative Claim is incapable of being forever barred and disallowed, then the Holder of such Claim shall in no event have recourse to any property to be distributed pursuant to the Plan.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: GWG Holdings, Inc. (2607); GWG Life, LLC (6955); GWG Life USA, LLC (5538); GWG DLP Funding IV, LLC (2589); GWG DLP Funding VI, LLC (none); and GWG DLP Funding Holdings VI, LLC (none). The location of Debtor GWG Holdings, Inc.’s principal place of business and the Debtors’ service address is 325 N. St. Paul Street, Suite 2650 Dallas, TX 75201. Further information regarding the Debtors and these chapter 11 cases is available at the website of the Debtors’ claims and noticing agent: https://donlinrecano.com/gwg.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan or the Confirmation Order, as applicable.

Pursuant to the Plan, the deadline to file final requests for payment of Accrued Professional Compensation Fee Claims is August 21, 2023, which is sixty (60) days after entry of the Confirmation Order. All Professionals must file final requests for payment of Accrued Professional Compensation Claims by no later than this date to receive final approval of the fees and expenses incurred in the Chapter 11 Cases.

Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan, if any, must be filed by August 31, 2023, which is thirty (30) calendar days following the Effective Date (the “Rejection Damages Bar Date’); provided that if there is a dispute regarding the assumption of an Executory Contract or Unexpired Lease and the Debtors, Wind Down Debtors, or Wind Down Trust, as applicable, determine to reject such contract pursuant to Article V.C of the Plan or Paragraph 25 of the Confirmation Order, the Rejection Damages Bar Date for such Executory Contract or Unexpired Lease shall be set forth in an order of the Court approving the rejection of such Executory Contract or Unexpired Lease. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan not filed within such time shall be disallowed, forever barred, estopped, and enjoined from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, the Wind-Down Debtors, the Wind Down Trust, the Litigation Trust or property of any of the foregoing, without the need for any objection by such parties and without the need for any further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of such Executory Contract or Unexpired Lease shall be classified as General Unsecured Claims in Class 4(a) or a GUC Convenience Claim in Class 4(b), depending on the amount of the Allowed Claim (or, to the extent the counterparty to the rejected Executory Contract or Unexpired Lease is one of the DLP Entities, Class 5), and shall be treated in accordance with Article III and Article IV.H of the Plan.

The Plan and its provisions are binding on the Debtors, the Wind Down Debtors, the Wind Down Trust, the Litigation Trust, any and all Holders of Claims or Interests (irrespective of whether the Holders of such Claims or Interests accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunction described in the Plan, all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, and all other parties in interest and Entities, and their respective successors and assigns.

Copies of the Confirmation Order, the Plan, and all documents filed in the Chapter 11 Cases are available free of charge on the Debtors’ case website at https://www.donlinrecano.com/Clients/gwg/Index, or for a fee via PACER at http://www.txs.uscourts.gov.

Houston, Texas August 1, 2023

Respectfully Submitted,

/s/ Kristhy M. Peguero

JACKSON WALKER LLP
Kristhy M. Peguero (TX Bar No. 24102776)

Matthew D. Cavenaugh (TX Bar No. 24062656)

1401 McKinney Street, Suite 1900

Houston, TX 77010

Telephone: (713) 752-4200

Email:         kpeguero@jw.com

            mcavenaugh@jw.com

Co-Counsel for the Debtors and Debtors in Possession

MAYER BROWN LLP
Charles S. Kelley (TX Bar No. 11199580)

700 Louisiana Street, Suite 3400

Houston, TX 77002-2730

Telephone:    (713) 238-3000

Email:           ckelley@mayerbrown.com

-and-

Thomas S. Kiriakos (admitted pro hac vice)

Louis S. Chiappetta (admitted pro hac vice)
71 S. Wacker Drive
Chicago, IL 60606

Telephone: (312) 701-0600
Email:         tkiriakos@mayerbrown.com

                    lchiappetta@mayerbrown.com

-and-

Adam C. Paul (admitted pro hac vice)

Lucy F. Kweskin (admitted pro hac vice)

1221 Avenue of the Americas

New York, NY 10020-1001

Telephone: (212) 506-2500

Email:        apaul@mayerbrown.com

                   lkweskin@mayerbrown.com

Counsel for the Debtors and Debtors in Possession

3